EXHIBIT 10.1
November 20, 2020

Robert L. Salomon
Beazer Homes USA, Inc.
1000 Abernathy Road
Suite 260
Atlanta, Georgia 303028

    Re:    New Role Going Forward
Dear Bob:
As we have discussed, the purpose of this letter agreement is to set forth our mutual agreement regarding the terms and conditions of your new role with Beazer Homes USA, Inc., its subsidiaries and related entities (“Beazer”). Please review this letter carefully and, if you are in agreement with the terms contained herein, please sign and return it to Keith Belknap.
1.    New Role and Term.
(a)    You will resign from all offices of Beazer (including, but not limited to, your current positions as Executive Vice President, Chief Financial Officer and Chief Accounting Officer) effective as of November 20, 2020 (your “Resignation Date”).
(b)    From November 20, 2020 through and including September 30, 2021, you will continue your employment with Beazer (the “Continued Employment Period”) and during the Continued Employment Period you will provide such services to Beazer as it may reasonably request, including but not limited to coaching, consulting and assisting in the onboarding of your replacement, and specific responsibilities related to land acquisition and development. You will be reimbursed for all reasonable business expenses you incur during the Continued Employment Period in accordance with Beazer’s expense reimbursement policies.
2.    Compensation and Benefits.
(a)    During the Continued Employment Period and subject to compliance with the terms of this letter, you will be paid at the rate of $50,000 annually in substantially equal regular periodic payments in accordance with Beazer’s regular payroll process, less all applicable withholdings and deductions.
(b)    Your participation in Beazer’s benefits plans will continue during the Continued Employment Period in accordance with the terms of such plans. Participation in all benefit plans of Beazer will end on the last day of your employment in accordance with the terms of such plans.

Robert L. Salomon
November 20, 2020

(c)    Schedule 1 attached hereto correctly sets forth your rights and interests, including the vested amounts, in the equity or equity-based awards previously granted to you under Beazer’s incentive plans. Such awards will be administered in accordance with their respective plan and award documents, provided, however, that for purposes of such awards, you will be deemed to not have experienced a termination of employment any time prior to September 30, 2021, such that you shall vest in all awards that are scheduled to vest prior to such date. The timing of settlement of all awards subject to continued vesting pursuant to the preceding sentence shall be unchanged and shall continue to be governed by the applicable award agreements.
3.    Other Agreements. This letter sets forth the entire agreement between you and Beazer pertaining to the subject matter hereof. This letter supersedes all prior agreements addressing severance, separation pay, change-in-control pay or benefits between you and Beazer, including those contained in your Severance and Change-in-Control Agreement dated September 18, 2018 (the “Severance Agreement”). For the avoidance of doubt, this letter does not abrogate, limit, supersede or otherwise impair any of Beazer’s rights or any of your post-employment obligations under any confidentiality, trade secrets, non-compete, non-disparagement or other similar agreements, including those contained in the Severance Agreement.
4.    General Release. Notwithstanding anything contained in this letter to the contrary, Beazer’s obligations hereunder are subject to the satisfaction of the following conditions: (a) you execute and deliver to Beazer no later than 21 calendar days after your Resignation Date and after the end of the Continued Employment Period a general release attached hereto as Exhibit A (the “Release Agreement”); (b) you do not revoke either of the Release Agreements within seven calendar days after their respective executions; and (c) each of the Release Agreements becomes effective and irrevocable in accordance with its terms.
5.    Governing Law. This letter will be construed in accordance with the laws of the State of Delaware without regard to choice or conflict of law principles. The language of all parts of this letter will be construed as a whole, according to its fair meaning, and not strictly for or against either party.
6.    No Reliance. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this letter.
7.    Assignment. Your rights and benefits under this letter are personal to you and therefore (a) no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; and (b) you may not delegate your duties or obligations hereunder. This letter shall inure to the benefit of and be binding upon Beazer and its successors and assigns.
8.    Counterparts. This letter may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
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Robert L. Salomon
November 20, 2020

    Bob, I appreciate your loyal service leading Beazer over our many years together. We wish you and your family all the best.

Sincerely,

BEAZER HOMES USA, INC.

/s/ ALLAN P. MERRILL
Allan P. Merrill
President and Chief Executive Officer

AGREED TO:

/s/ ROBERT L. SALOMON
Robert L. Salomon

Date:         11/19/2020